Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-255383 on Form S-1 of our report dated May 26, 2021 (June 8, 2021 as to the effects of the stock split and change in par value described in Note 1), relating to the financial statements of ATAI Life Sciences B.V. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Parsippany, NJ

June 11, 2021